Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2003 FOURTH QUARTER

AND YEAR END FINANCIAL RESULTS

Pasadena, California, February 26, 2004 - AutoImmune Inc. (Nasdaq: AIMM) today reported a net loss of $0.11 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2003, compared with a net loss of $0.25 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2002. For the year ended December 31, 2003, net income was $0.63 million, or $0.04 per share basic and diluted, compared with a net loss of $0.89 million, or $0.05 per share basic and diluted, for the year ended December 31, 2002. Results for the year ended December 31, 2003 reflect receipt of the final payment in March 2003 from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of December 31, 2003, the Company reported $10.7 million in cash and marketable securities as compared to $10.0 million in cash and marketable securities as of December 31, 2002.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “AutoImmune made good progress this past fiscal year through the efforts of its licensees and its joint venture for the manufacture, marketing and sale of Colloral® as a nutritional supplement. We are optimistic the marketing efforts underway to support Colloral will begin to have an impact over the next several quarters. Under the currently applicable accounting model, AutoImmune will begin to recognize income when profits exceed cumulative start-up costs.”

On December 12, 2003, BioMS reported that it had met with Canadian drug regulators and will submit the application for a Phase III trial of its MBP8298 treatment for secondary progressive multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune. On December 23, 2003, BioMS filed a prospectus with respect to a Canadian offering of units in the company, the proceeds of which would be primarily used to finance the planned clinical trial. BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of MBP8298 should it reach the market.

Teva Pharmaceutical Industries, Ltd. recently confirmed that during the first quarter of 2004 it hopes to begin the next human clinical studies on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis, which utilizes intellectual property rights exclusively licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2002	2003	2002	2003
Revenue	$22,000	$30,000	$70,000	$1,445,000

Costs and expenses:
Research and development	59,000	73,000	388,000	314,000
General and administrative	155,000	97,000	661,000	605,000

Total costs and expenses	214,000	170,000	1,049,000	919,000

Interest income	41,000	32,000	190,000	127,000
Equity in net loss of unconsolidated affiliate	—	—	—	(25,000)
Other expense	(100,000)	—	(100,000)	—

	(59,000)	32,000	90,000	102,000

Net income (loss)	$(251,000)	$(108,000)	$(889,000)	$628,000

Net income (loss) per share - basic	$(0.01)	$(0.01)	$(0.05)	$0.04

Net income (loss) per share - diluted	$(0.01)	$(0.01)	$(0.05)	$0.04

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	16,919,623	17,398,633

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2002	December 31, 2003
Cash and marketable securities	$10,018,000	$10,744,000
Other current assets	81,000	35,000

Total assets	$10,099,000	$10,779,000

Current liabilities	$187,000	$84,000
Total stockholders’ equity	9,912,000	10,695,000

Total liabilities and equity	$10,099,000	$10,779,000